Exhibit 99.1
News Release

For more information, contact: Chris Schein, Oncor Communications, 877.426.1616
Oncor Announces Exchange Offer
DALLAS (Sept. 8, 2010) — Oncor announced today the commencement of a private offer to exchange (1) up to $350,000,000 aggregate principal amount of Oncor’s outstanding 6.375% Senior Secured Notes due 2012 (the “2012 Notes”) held by Eligible Holders for a new series of senior secured notes due 2017 (the “2017 Notes”); and (2) up to $325,000,000 aggregate principal amount of its outstanding 5.95% Senior Secured Notes due 2013 (the “2013 Notes” and, together with the 2012 Notes, the “Existing Notes”) for a new series of senior secured notes due 2020 (the “2020 Notes” and, together with the 2017 Notes, the “New Notes”). If more than $350,000,000 aggregate principal amount of the 2012 Notes and more than up to $325,000,000 aggregate principal amount of the 2013 Notes are validly tendered and not validly withdrawn, then Oncor will accept such tenders on a pro rata basis among the tendering Eligible Holders.
The exchange offer is being conducted upon the terms and subject to the conditions set forth in an offering memorandum and the related letter of transmittal. The exchange offer is only made, and copies of the offering documents will only be made available, to a holder of the Existing Notes who has certified its status as (1) a “qualified institutional buyer” under Rule 144A under the Securities Act of 1933, or (2) a person who is not a “U.S. person” as defined under Regulation S under the Securities Act of 1933 (each, an “Eligible Holder”).
For Eligible Holders of Existing Notes who tender their Existing Notes at or before 5:00 p.m. New York City time on September 21, 2010, subject to any extension by Oncor (the “Early Participation Date”), Oncor is offering (1) to Eligible Holders of the 2012 Notes a consideration of $970 aggregate principal amount of 2017 Notes for each $1,000 principal amount exchanged, plus an early exchange premium of $30 aggregate principal amount of 2017 Notes for each $1,000 principal amount exchanged; and (2) to Eligible Holders of the 2013 Notes a consideration of $970 aggregate principal amount of 2020 Notes for each $1,000 principal amount exchanged, plus an early exchange premium of $30 aggregate principal amount of 2020 Notes for each $1,000 principal amount exchanged. Eligible Holders who validly tender Existing Notes after the Early Participation Date, but at or prior to the termination of the exchange offer, will receive the applicable consideration described above minus the applicable early exchange premium.
The exchange offer will expire at 11:59 p.m., New York City time, on October 5, 2010, unless extended by Oncor. Tenders of Existing Notes submitted in the exchange offer may be validly withdrawn at any time prior to 5:00 p.m. New York City time on September 21, 2010 (the “Withdrawal Date”), and such tenders will be irrevocable thereafter, except in certain limited circumstances where additional withdrawal rights are required by law.
Consummation of the exchange offer is subject to a number of conditions, including the issuance of the original New Notes and the absence of certain adverse legal and market developments. Oncor will not receive any cash proceeds from the exchange offer.
The New Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing notes. The exchange offer is being made solely by the offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law. This announcement is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.
Documents relating to the exchange offer will only be distributed to holders of Existing Notes who complete and return a letter of eligibility confirming that they are Eligible Holders.
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